Exhibit 99.1

Aon Reports Second Quarter Results;

Provides Update on Sale of Aon Warranty Group

CHICAGO, IL — August 3, 2006 - Aon Corporation (NYSE: AOC) today reported second quarter and six months 2006 results.

Second quarter 2006 net income was $193 million or $0.57 per share, compared to $191 million or $0.57 per share in 2005; excluding restructuring charges under the company’s previously announced program, net income per share was $0.61 in second quarter 2006.  Six months 2006 net income was $391 million or $1.13 per share, compared to $391 million or $1.16 per share in 2005.

For the quarter, net income from continuing operations was $181 million or $0.53 per share, compared to $193 million or $0.58 per share a year ago.  Six months 2006 net income from continuing operations was $362 million or $1.05 per share, compared to $381 million or $1.13 per share a year ago.  Second quarter and six months 2005 results from continuing operations benefited by $0.10 per share from the favorable resolution of certain tax matters, resulting in unusually low effective tax rates.

Certain items influenced the second quarter and six month comparisons against the prior year and are detailed in the reconciliation of the impact of non-GAAP measures on pages 10 and 11.  On that basis, second quarter and six months 2006 earnings per share from continuing operations increased 29% and 20%, respectively, compared to a year ago.

Greg Case, Aon’s president and CEO, said, “This was a solid quarter for Aon.  We achieved good organic revenue growth in Americas Brokerage and Reinsurance, while maintaining expense discipline across the company.  The result is improvement in Aon’s underlying earnings, margin, and organic growth rate compared to last year.  We are making investments in our Consulting business which hold great promise, but which are affecting current performance.  In the Insurance Underwriting segment, strong sales of a supplemental health product contributed to significant profit growth and margin improvement.  With the pending disposition of Aon Warranty Group, we intend to focus future insurance underwriting activities solely on the business of Combined Insurance Company of America and its subsidiaries.”

Sale of Aon Warranty Group

As previously announced, during the quarter Aon signed a definitive agreement to sell Aon Warranty Group (AWG) and its worldwide operations, including Virginia Surety Company.   The operating results of this business, including related Corporate & Other segment investment income, have been reclassified to discontinued operations for the second quarter and six month periods ending June 30, 2006 and 2005 (see “Discontinued Operations”).   The sale is expected to be completed in the fourth quarter of 2006.  Aon continues to explore strategic options with respect to its Specialty Property and Casualty businesses, which are not included in the AWG transaction.

Second Quarter Segment Review

Risk and Insurance Brokerage Services second quarter revenue increased 5% to $1.4 billion, with 2% organic revenue growth.

Organic revenue in Brokerage-Americas rose 5%, primarily driven by our U.S. Retail business and growth in Affinity and Latin America.   Brokerage-International organic revenue declined 1% reflecting the negative impact of soft market conditions.  Reinsurance organic revenue grew 5% in the quarter, reflecting double-digit growth in the Americas and Asia driven by new business and improved pricing, partially offset by the impact of higher risk retention by clients and weaker pricing in the U.K. and European markets.

Second quarter pretax income increased 6% to $220 million from $208 million in 2005, and the pretax margin improved to 15.8% in 2006 from 15.6% in 2005.  Adjusting for the items detailed on page 11, the 2006 segment pretax margin improved by 240 basis points to 17.1% from 14.7%, principally due to revenue growth and the benefits of operational improvements and cost reduction initiatives.

Six months pretax income increased 5% to $469 million from $448 million, and the pretax margin improved to 16.8% from 16.7% in 2005.  Adjusting for the items detailed on page 11, the pretax margin improved to 17.5% in 2006 from 15.4% in 2005.

Consulting segment revenue of $309 million in the quarter reflects 1% organic growth driven primarily by Compensation Consulting and the recently established Financial Advisory and Litigation Consulting (FALC) unit.

Second quarter pretax income was $23 million, compared to $29 million in 2005. The pretax income decline was principally due to investments made in the FALC and Global Benefits practices, and reduced volumes from certain outsourcing clients.  The pretax margin was 7.4% in 2006 and 9.2% a year ago.    Adjusting for the items detailed on page 11, the pretax margin was 8.4%, compared to 8.9% a year ago.

Six months pretax income was $53 million, compared to $55 million, and the pretax margin was 8.6% in 2006, compared to 8.8% in 2005.  Excluding the items detailed on page 11, the consulting margin improved by 150 basis points over the first six months of 2005.

Insurance Underwriting revenue increased 9% to $556 million in the quarter, with segment organic revenue growth, which is based on written premiums and fees, of 10%.  In the Accident & Health and Life (A&H and Life) business, organic revenue grew 12% primarily driven by strong growth in a supplemental health product.

Second quarter pretax income rose 25% to $79 million reflecting improved profitability in A&H and Life and higher investment income.  The pretax margin improved to 14.2% in 2006 from 12.3% in 2005.

Six months pretax income increased 15.0% to $135 million, and the pretax margin improved to 12.2% from 11.5% in 2005.

Corporate and Other segment revenue was $18 million in the quarter, compared to $3 million in 2005.   The pretax loss in the Corporate and Other segment was $46 million, compared with a loss of $54 million a year ago.

The pretax loss for six months was $103 million, compared to a pretax loss of $80 million a year ago.  Six months 2006 results included a $17 million pretax loss related to the revaluation of Endurance warrants, compared to a $15 million pretax gain in 2005.

Restructuring Plan

The previously announced three-year restructuring plan is currently expected to result in cumulative pretax charges of approximately $300 million, including employee termination and lease consolidation costs, asset impairments, and other costs associated with the restructuring.  The increase from our previous estimate results primarily from newly identified IT cost saving initiatives.   Annualized cost savings are now targeted at approximately $195 million by 2008.  Certain aspects of the plan are not finalized, and actual total costs, the timing of the costs, and ultimate savings may vary from the estimates due to changes in the scope or assumptions underlying this plan.   An analysis of restructuring-related expenses by segment for the second quarter and six months of 2006 is presented in the attached reconciliation of non-GAAP measures.

Actual and estimated restructuring costs by reporting period, by type, and by geographic region are detailed on page 12.

Discontinued Operations

The second quarter after-tax income from discontinued operations was $12 million ($0.04 per share) in 2006 and a $2 million after-tax loss ($0.01 per share) in 2005, primarily reflecting the reclassification of AWG.  Selected financial information relating to AWG is included on page 13.

The effective tax rates on discontinued operations were unusually high for 2005 reflecting deferred tax adjustments relating to AWG.

Effective Tax Rate

The effective tax rate for continuing operations was 34.4% for the second quarter of 2006 compared to 21.5% for the second quarter of 2005.   The year-to-date effective tax rates for the six months ending June 30, 2006 and 2005 were 34.7% and 29.4%, respectively.  The effective tax rates for 2005 were unusually low reflecting the favorable resolution of certain tax matters.

Foreign Exchange Impact

Second quarter 2006 earnings per share were positively affected by $0.01 related to foreign currency translation gains relative to the second quarter of 2005.  In addition, second quarter 2006 earnings per share included $0.01 of currency hedging losses compared to $0.02 of hedging gains in 2005.

Accounting Change

As of January 1, 2006, Aon adopted FASB Statement No.123(R) using the modified prospective transition method, as permitted.  Accordingly, prior period amounts have not been restated.

Stock option-based compensation expense (included in compensation and benefits expense) related to the adoption of Statement No.123(R) was $6 million pretax or $0.01 per share in the second quarter of 2006, and $13 million pretax or $0.02 per share for the six months of 2006.

Financial Condition

Total debt and preferred stock increased $201 million to $2.1 billion at June 30, 2006 from June 30, 2005.  Total debt and preferred stock as a percentage of total capital increased to 28% from 27% over the same period.  Stockholders’ equity was $5.4 billion at June 30, 2006.  Compared to December 31, 2005, total debt decreased $9 million.

Approximately 94% of Aon’s investment portfolio at quarter end was in short-term and fixed maturities, with 99% of the fixed income securities rated investment grade.

Stock Repurchase Program

During the second quarter of 2006, Aon completed the repurchase of approximately 5.6 million shares of common stock for $221 million.  Through June 30, 2006, the Company has repurchased approximately 12.4 million shares for $493 million under the existing $1 billion buyback authorization announced in November 2005.

The Company will host an audio webcast to discuss second quarter results on Friday, August 4 at 10:00 a.m. central time that can be accessed at www.aon.com.

Aon Corporation (www.aon.com) is a leading provider of risk management services, insurance and reinsurance brokerage, human capital and management consulting, and specialty insurance underwriting.  There are 46,000 employees working in Aon’s 500 offices in more than 120 countries.  Backed by broad resources, industry knowledge and technical expertise, Aon professionals help a wide range of clients develop effective risk management and workforce productivity solutions.

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: general economic conditions in different countries in which we do business around the world, changes in global equity and fixed income markets that could affect the return on invested assets, fluctuations in exchange and interest rates that could influence revenue and expense, rating agency actions that could affect our ability to borrow funds, funding of our various pension plans, changes in the competitive environment, our ability to implement restructuring initiatives and other initiatives intended to yield cost savings, our ability to execute the stock repurchase program, our ability to execute the planned sale of the Aon Warranty Group, changes in commercial property and casualty markets and commercial premium rates that could impact revenues, changes in revenues and earnings due to the elimination of contingent commissions, other uncertainties surrounding a new compensation model, the impact of investigations brought by state attorneys general, state insurance regulators, federal prosecutors, and federal regulators, the impact of class actions and individual lawsuits including client class actions, securities class actions, derivative actions, and ERISA class actions, the cost of resolution of other contingent liabilities and loss contingencies, and the difference in ultimate paid claims in our underwriting companies from actuarial estimates.  Further information concerning the Company and its business, including factors that potentially could materially affect the Company’s financial results, is contained in the Company’s filings with the Securities and Exchange Commission.

This press release includes supplemental information related to organic revenue growth, a measure that management believes is important to evaluate changes in revenue from existing operations.  We believe that this supplemental information is helpful to investors.  Organic revenue growth excludes from reported revenues the impact of foreign exchange, acquisitions, divestitures, transfers between business units, investment income, reimbursable expenses, unusual items, and for the underwriting segment only, an adjustment between written and earned premium.  A reconciliation is provided in the attached schedules.  The supplemental organic revenue growth information does not affect net income or any other GAAP reported amounts.  It should be viewed in addition to, not in lieu of, the Company’s Consolidated Summary of Operations.  Industry peers provide similar supplemental information regarding their revenue performance, although they may not make identical adjustments.

This press release also includes supplemental information related to several measures - income per share, expenses, and margins - that exclude the effects of the restructuring charges and certain other noteworthy items that impacted revenue and pretax income in the comparable periods.  Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors.  The measures that exclude the effects of the restructuring charges and certain other items do not affect net income or any other GAAP reported amounts.  They should be viewed in addition to, not in lieu of, the Company’s Consolidated Summary of Operations.  Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

###

Investor Contact:	Julie Ann Kotowski
Investor Relations
312-381-3983

Media Contact:	Al Orendorff
Director, Public Relations
312-381-3153

Aon Corporation

Consolidated Summary of Operations

	Second Quarter Ended			Six Months Ended
(millions except per share data)	June 30, 2006	June 30, 2005 (1)	Percent Change	June 30, 2006	June 30, 2005 (1)	Percent Change
Revenue
Brokerage commissions and fees	$1,657	$1,610	3%	$3,277	$3,236	1%
Premiums and other	522	482	8	1,041	957	9
Investment income	86	56	54	177	133	33
Total revenue	2,265	2,148	5	4,495	4,326	4
Expenses
Compensation and benefits	1,136	1,081	5	2,237	2,167	3
Other general expenses	471	471	—	946	910	4
Benefits to policyholders	292	258	13	581	520	12
Depreciation and amortization	55	59	(7)	110	121	(9)
Interest expense	34	31	10	65	65	—
Provision for New York and other state settlements	1	2	(50)	2	3	(33)
Total expenses	1,989	1,902	5	3,941	3,786	4
Income from continuing operations before provision for income tax	276	246	12	554	540	3
Provision for income tax (3)	95	53	79	192	159	21
Income from continuing operations	181	193	(6)	362	381	(5)
Discontinued Operations
Income from discontinued operations	20	43	(53)	47	62	(24)
Provision for income tax (4)	8	45	(82)	19	52	(63)
Income (loss) from discontinued operations	12	(2)	N/A	28	10	180
Income before accounting change	193	191	1	390	391	—
Cumulative effect of change in accounting principle, net of tax (2)	—	—	N/A	1	—	N/A
Net income	$193	$191	1%	$391	$391	—%
Preferred stock dividends	—	—	—	—	(1)	(100)
Net income available for common stockholders	$193	$191	1%	$391	$390	—%
Basic net income (loss) per share:
Income from continuing operations	$0.56	$0.60	(7)%	$1.13	$1.18	(4)%
Discontinued operations	0.04	(0.01)	N/A	0.09	0.03	200
Cumulative effect of change in accounting principle	—	—	—	—	—	—
Net income	$0.60	$0.59	2%	$1.22	$1.21	1%
Diluted net income (loss) per share:
Income from continuing operations	$0.53	$0.58	(9)%	$1.05	$1.13	(7)%
Discontinued operations	0.04	(0.01)	N/A	0.08	0.03	167
Cumulative effect of change in accounting principle	—	—	—	—	—	—
Net income	$0.57	$0.57	—%	$1.13	$1.16	(3)%
Diluted average common and common equivalent shares outstanding	344.8	338.5	2%	347.5	337.8	3%

(1)        Certain amounts relating to discontinued operations have been reclassified to conform to the 2006 presentation.

(2)        Adoption of FASB Statement No. 123(R), “Share-Based Payments,”  effective January 1, 2006.

(3)                        Tax rate from continuing operations is 34.4% and 21.5% for the second quarters ended June 30, 2006 and 2005, respectively, and 34.7% and 29.4% for the six month periods ended June 30, 2006 and 2005, respectively.

(4)                        Tax rate from discontinued operations is 40% and 104.7% for the second quarters ended June 30, 2006 and 2005, respectively, and 40.4% and 83.9% for the six month periods ended June 30, 2006 and 2005, respectively.

Aon Corporation

Revenue From Continuing Operations

	Second Quarter Ended
(millions)	June 30, 2006	June 30, 2005 (1)	Percent Change	Less: Currency Impact	Less: Acquisitions, Divestitures & Transfers	Less: All Other (2)	Organic Revenue Growth (3)

Revenue
Risk and insurance brokerage services
Risk management and insurance brokerage - Americas	$591	$539	10%	2%	3%	—%	5%
Risk management and insurance brokerage - International	590	592	—	(1)	2	—	(1)
Reinsurance brokerage and related services	214	203	5	(1)	(3)	4	5
Total risk and insurance brokerage services	1,395	1,334	5	—	2	1	2
Consulting
Consulting services	237	244	(3)	—	(5)	1	1
Outsourcing	72	71	1	1	2	(2)	—
Total consulting	309	315	(2)	—	(3)	—	1
Insurance underwriting
Accident & health and life	499	450	11	—	—	(1)	12
Property & casualty	57	61	(7)	—	—	—	(7)
Total insurance underwriting	556	511	9	—	—	(1)	10
Corporate and other	18	3	500	N/A	N/A	N/A	N/A
Intersegment revenues	(13)	(15)	N/A	N/A	N/A	N/A	N/A
Total	$2,265	$2,148	5%	—%	1%	—%	4%

	Six Months Ended
(millions)	June 30, 2006	June 30, 2005 (1)	Percent Change	Less: Currency Impact	Less: Acquisitions, Divestitures & Transfers	Less: All Other (2)	Organic Revenue Growth (3)

Revenue
Risk and insurance brokerage services
Risk management and insurance brokerage - Americas	$1,121	$991	13%	1%	2%	5%	5%
Risk management and insurance brokerage - International	1,207	1,252	(4)	(4)	1	(1)	—
Reinsurance brokerage and related services	460	443	4	(2)	—	4	2
Total risk and insurance brokerage services	2,788	2,686	4	(2)	2	2	2
Consulting
Consulting services	475	484	(2)	(1)	(4)	—	3
Outsourcing	142	140	1	(1)	3	(3)	2
Total consulting	617	624	(1)	(1)	(3)	1	2
Insurance underwriting
Accident & health and life	980	890	10	—	—	(1)	11
Property & casualty	127	126	1	—	—	(13)	14
Total insurance underwriting	1,107	1,016	9	—	—	(2)	11
Corporate and other	15	30	(50)	N/A	N/A	N/A	N/A
Intersegment revenues	(32)	(30)	N/A	N/A	N/A	N/A	N/A
Total	$4,495	$4,326	4%	(1)%	1%	—%	4%

(1)             Certain amounts relating to discontinued operations have been reclassified to conform to the 2006 presentation.

(2)             Includes the impact of investment income, reimbursable expenses, adjustment between written and earned premium and fees in insurance underwriting only, and unusual items.

(3)             Organic revenue growth excludes the impact of foreign exchange, acquisitions, divestitures, transfers and items described in (2).  Written premiums and fees are the basis for organic revenue growth within the Insurance Underwriting segment.

Aon Corporation

Risk and Insurance Brokerage Services  - Continuing Operations

	Second Quarter Ended			Six Months Ended
(millions)	June 30, 2006	June 30, 2005 (1)	Percent Change	June 30, 2006	June 30, 2005 (1)	Percent Change
Revenue
Operating and other revenue	$1,355	$1,306	4%	$2,682	$2,633	2%
Investment income	40	28	43	106	53	100
Total revenue	1,395	1,334	5	2,788	2,686	4
Expenses
Compensation and benefits	826	781	6	1,627	1,570	4
Other expenses	349	345	1	692	668	4
Total expenses	1,175	1,126	4	2,319	2,238	4
Income from continuing operations before provision for income tax	$220	$208	6%	$469	$448	5%
Pretax margin - income from continuing operations before provision for income tax	15.8%	15.6%		16.8%	16.7%

Consulting - Continuing Operations

	Second Quarter Ended			Six Months Ended
(millions)	June 30, 2006	June 30, 2005	Percent Change	June 30, 2006	June 30, 2005	Percent Change
Revenue
Operating and other revenue	$308	$314	(2)%	$614	$622	(1)%
Investment income	1	1	—	3	2	50
Total revenue	309	315	(2)	617	624	(1)
Expenses
Compensation and benefits	202	198	2	396	395	—
Other expenses	84	88	(5)	168	174	(3)
Total expenses	286	286	—	564	569	(1)
Income from continuing operations before provision for income tax	$23	$29	(21)%	$53	$55	(4)%
Pretax margin - income from continuing operations before provision for income tax	7.4%	9.2%		8.6%	8.8%

(1)             Certain amounts relating to discontinued operations have been reclassified to conform to the 2006 presentation.

Aon Corporation

Insurance Underwriting - Continuing Operations

	Second Quarter Ended			Six Months Ended
(millions)	June 30, 2006	June 30, 2005 (1)	Percent Change	June 30, 2006	June 30, 2005 (1)	Percent Change
Revenue
Premiums and other	$529	$487	9%	$1,054	$968	9%
Investment income	27	24	13	53	48	10
Total revenue	556	511	9	1,107	1,016	9
Expenses
Benefits to policyholders	292	258	13	581	520	12
Compensation and benefits	97	92	5	195	186	5
Other expenses	88	98	(10)	196	193	2
Total expenses	477	448	6	972	899	8
Income from continuing operations before provision for income tax	$79	$63	25%	$135	$117	15%
Pretax margin—income from continuing operations before provision for income tax	14.2%	12.3%		12.2%	11.5%

Corporate and Other - Continuing Operations

	Second Quarter Ended				Six Months Ended
(millions)	June 30, 2006	June 30, 2005 (1)	Percent Change		June 30, 2006	June 30, 2005 (1)	Percent Change
Revenue
Income from marketable equity securities and other investments (2)	$17	$10	70%		$20	$38	(47)%
Limited partnership investments	1	—	N/A		1	1	—
Net loss on disposals and related expenses	—	(7)	N/A		(6)	(9)	N/A
Total revenue	18	3	500		15	30	(50)
Expenses
Compensation and benefits	11	10	10		19	16	19
Other general expenses	19	16	19		34	29	17
Interest expense	34	31	10		65	65	—
Total expenses	64	57	12		118	110	7
Loss from continuing operations before provision for income tax	$(46)	$(54)	N/A	%	$(103)	$(80)	N/A %

(1)             Certain amounts related to discontinued operations have been reclassified to conform to the 2006 presentation.

(2)             Includes gain (loss) from Endurance warrants of ($17) million for the six months ended June 30, 2006 and ($1) million and $15 million for the second quarter and six months ended June 30, 2005, respectively.

Aon Corporation

Reconciliation of the Impact of Non-GAAP Measures on Diluted Earnings Per Share

Second Quarter and Six Months Ended June 30, 2006 and 2005

	Second Quarter Ended			Six Months Ended
	June 30, 2006	June 30, 2005	Percent Change	June 30, 2006	June 30, 2005	Percent Change

Diluted earnings per share from continuing operations - as reported	$0.53	$0.58	(9)%	$1.05	$1.13	(7)%
After tax earnings per share adjustments:
Restructuring charges	0.04	—		0.10	—
Contingent commissions	(0.01)	(0.01)		(0.02)	(0.03)
Stock option expense	0.01	—		0.02	—
Hedging (gains) losses	0.01	(0.02)		0.01	(0.04)
Favorable resolution of tax contingencies and deferred tax adjustments	—	(0.10)		—	(0.10)
Gain on sale of Cambridge preferred stock investment	—	—		(0.07)	—
Endurance warrants	—	—		0.03	(0.03)
Total after tax earnings per share adjustments	0.05	(0.13)		0.07	(0.20)

Diluted earnings per share from continuing operations - as adjusted	0.58	0.45	29	1.12	0.93	20

Diluted earnings per share from discontinued operations - as reported	0.04	(0.01)		0.08	0.03
Deferred tax adjustments attributable to Aon Warranty Group	—	0.09		—	0.09
Diluted earnings per share from discontinued operations - as adjusted	0.04	0.08	(50)	0.08	0.12	(33)

Total diluted earnings per share - as adjusted	$0.62	$0.53	17%	$1.20	$1.05	14%

Diluted average common and common equivalent shares outstanding (millions)	344.8	338.5		347.5	337.8

Aon Corporation
Reconciliation of Non-GAAP Measures - Segments
Second Quarter and Six Months Ended June 30, 2006 and 2005 (1)

	Second Quarter Ended June 30, 2006					Six Months Ended June 30, 2006
(millions)	Risk and Insurance Brokerage Services	Consulting	Insurance Underwriting	Corporate & Other	Total	Risk and Insurance Brokerage Services	Consulting	Insurance Underwriting	Corporate & Other	Total
Revenue as reported	$1,395	$309	$556	$5	$2,265	$2,788	$617	$1,107	$(17)	$4,495
Gain on sale of Cambridge preferred stock investment	—	—	—	—	—	(35)	—	—	—	(35)
Contingent commissions	(7)	—	—	—	(7)	(13)	—	—	—	(13)
Endurance warrants	—	—	—	—	—	—	—	—	17	17
Revenue as adjusted	$1,388	$309	$556	$5	$2,258	$2,740	$617	$1,107	$—	$4,464

Income (loss) from continuing operations before provision for income tax - as reported	$220	$23	$79	$(46)	$276	$469	$53	$135	$(103)	$554
Restructuring charges	17	2	—	—	19	43	8	—	1	52
Contingent commissions	(7)	—	—	—	(7)	(13)	—	—	—	(13)
Stock option expense	4	1	1	—	6	9	2	2	—	13
Hedging losses	3	—	—	—	3	6	—	—	—	6
Gain on sale of Cambridge preferred stock investment	—	—	—	—	—	(35)	—	—	—	(35)
Endurance warrants	—	—	—	—	—	—	—	—	17	17
Income (loss) from continuing operations before provision for income tax - as adjusted	$237	$26	$80	$(46)	$297	$479	$63	$137	$(85)	$594

Income from continuing operations before provision for income tax - margins as adjusted	17.1%	8.4%	14.4%	N/A	13.2%	17.5%	10.2%	12.4%	N/A	13.3%

	Second Quarter Ended June 30, 2005					Six Months Ended June 30, 2005
(millions)	Risk and Insurance Brokerage Services	Consulting	Insurance Underwriting	Corporate & Other	Total	Risk and Insurance Brokerage Services	Consulting	Insurance Underwriting	Corporate & Other	Total
Revenue as reported	$1,334	$315	$511	$(12)	$2,148	$2,686	$624	$1,016	$—	$4,326
Contingent commissions	(3)	(1)	—	—	(4)	(16)	(1)	—	—	(17)
Endurance warrants	—	—	—	1	1	—	—	—	(15)	(15)
Revenue as adjusted	$1,331	$314	$511	$(11)	$2,145	$2,670	$623	$1,016	$(15)	$4,294

Income (loss) from continuing operations before provision for income tax - as reported	$208	$29	$63	$(54)	$246	$448	$55	$117	$(80)	$540
Contingent commissions	(3)	(1)	—	—	(4)	(16)	(1)	—	—	(17)
Hedging gains	(9)	—	—	—	(9)	(20)	—	—	—	(20)
Endurance warrants	—	—	—	1	1	—	—	—	(15)	(15)
Income (loss) from continuing operations before provision for income tax - as adjusted	$196	$28	$63	$(53)	$234	$412	$54	$117	$(95)	$488

Income from continuing operations before provision for income tax - margins as adjusted	14.7%	8.9%	12.3%	N/A	10.9%	15.4%	8.7%	11.5%	N/A	11.4%

(1)    Certain noteworthy items impacted revenue and pretax income in 2006 and 2005, which are described in this schedule. The pretax income (loss) amounts and related margins shown in the captions “Income (loss) from continuing operations before provision for income tax - as adjusted” are non-GAAP measures.

Aon Corporation

2005 Restructuring Plan

By Type:

	Actual				Estimated
(millions)	Full Year 2005	First Quarter 2006	Second Quarter 2006	Total Incurred to Date	Remainder of 2006	2007	Total
Workforce reduction	$116	$25	$7	$148	$32	$7	$187
Lease consolidation	20	5	7	32	22	10	64
Asset impairments	17	1	1	19	6	—	25
Other costs associated with restructuring	5	2	4	11	9	4	24
Total restructuring and related expenses	$158	$33	$19	$210	$69	$21	$300

By Region:

(millions)	United States	United Kingdom	Continent of Europe	Rest of World	Total
2005 (incurred)	$28	$92	$30	$8	$158
2006 (incurred – 1st Qtr.)	12	13	5	3	33
2006 (incurred – 2nd Qtr.)	3	15	—	1	19
2006 remaining (estimated)	15	36	14	4	69
2007 (estimated)	16	2	2	1	21
Total incurred and remaining estimated	$74	$158	$51	$17	$300

Aon Corporation
Aon Warranty Group

(millions except per share data)	2005					2006
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter (1)	Full Year	1st Quarter	2nd Quarter	Six Months
Revenue
Brokerage commissions and fees	$49	$54	$52	$8	$163	$44	$46	$90
Premiums and other	223	236	246	196	901	230	243	473
Investment income - from Insurance Underwriting segment	12	15	15	15	57	16	18	34
Invesment income - from Corporate & Other segment	2	3	3	3	11	3	3	6
Total revenue	286	308	316	222	1,132	293	310	603

Expenses
General expenses	134	159	152	67	512	135	145	280
Benefits to policyholders	131	123	130	119	503	130	141	271
Depreciation & amortization	5	3	3	6	17	2	3	5
Total expenses	270	285	285	192	1,032	267	289	556

Income before provision for income tax	16	23	31	30	100	26	21	47
Provision for income tax	6	36	11	10	63	9	7	16
Net income (loss)	$10	$(13)	$20	$20	$37	$17	$14	$31

Basic net income (loss) per share	$0.03	$(0.04)	$0.06	$0.06	$0.11	$0.05	$0.04	$0.10

Dilutive net income (loss) per share	$0.03	$(0.04)	$0.06	$0.06	$0.11	$0.05	$0.04	$0.09

Dilutive average common and common equivalent shares outstanding	337.1	338.5	342.7	347.5	341.5	350.2	344.8	347.5

(1)             The change in the quarterly pattern of revenue and expense primarily reflects cumulative reclassifications.

Aon Corporation

Consolidated Summary of Operations - Reclassified for Discontinued Operations

	2005					2006
(millions except per share data)	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full Year	1st Quarter	2nd Quarter	Six Months

Revenue
Brokerage commissions and fees	$1,626	$1,610	$1,530	$1,717	$6,483	$1,620	$1,657	$3,277
Premiums and other	475	482	486	504	1,947	519	522	1,041
Investment income	77	56	55	87	275	91	86	177
Total revenue	2,178	2,148	2,071	2,308	8,705	2,230	2,265	4,495

Expenses
General expenses	1,525	1,552	1,543	1,782	6,402	1,576	1,607	3,183
Benefits to policyholders	262	258	272	256	1,048	289	292	581
Depreciation & amortization	62	59	77	62	260	55	55	110
Interest expense	34	31	29	31	125	31	34	65
Provision for New York and other state settlements	1	2	1	1	5	1	1	2
Total expenses	1,884	1,902	1,922	2,132	7,840	1,952	1,989	3,941

Income from continuing operations before provision for income tax	294	246	149	176	865	278	276	554
Provision for income tax	106	53	49	52	260	97	95	192
Income from continuing operations	188	193	100	124	605	181	181	362

Discontinued Operations
Income from Discontinued Operations	19	43	34	234	330	27	20	47
Provision for income tax	7	45	12	134	198	11	8	19
Income (loss) from discontinued operations	12	(2)	22	100	132	16	12	28

Income before accounting change	200	191	122	224	737	197	193	390
Cumulative effect of change in accounting principle, net of tax	—	—	—	—	—	1	—	1
Net income	$200	$191	$122	$224	$737	$198	$193	$391
Preferred stock dividends	(1)	—	(1)	—	(2)	—	—	—
Net income available for common stockholders	$199	$191	$121	$224	$735	$198	$193	$391

Basic net income (loss) per share:
Income from continuing operations	$0.58	$0.60	$0.30	$0.38	$1.87	$0.56	$0.56	$1.13
Discontinued operations	0.04	(0.01)	0.07	0.31	0.41	0.05	0.04	0.09
Cumulative effect of change in accounting principle	—	—	—	—	—	—	—	—
Net income	$0.62	$0.59	$0.37	$0.69	$2.28	$0.61	$0.60	$1.22

Dilutive net income (loss) per share:
Income from continuing operations	$0.55	$0.58	$0.30	$0.36	$1.78	$0.52	$0.53	$1.05
Discontinued operations	0.04	(0.01)	0.06	0.29	0.39	0.05	0.04	0.08
Cumulative effect of change in accounting principle	—	—	—	—	—	—	—	—
Net income	$0.59	$0.57	$0.36	$0.65	$2.17	$0.57	$0.57	$1.13

Dilutive average common and common equivalent shares outstanding	337.1	338.5	342.7	347.5	341.5	350.2	344.8	347.5

Aon Corporation
Segments – Reclassification for Discontinued Operations

	2005					2006
(millions)	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full Year	1st Quarter
Revenue
Risk and insurance brokerage services	$1,352	$1,334	$1,280	$1,434	$5,400	$1,393
Consulting	309	315	295	336	1,255	308
Insurance underwriting :
As reported	789	816	827	756	3,188	841
Less: reclassification to discontinued operations	(284)	(305)	(313)	(219)	(1,121)	(290)
As reclassified	505	511	514	537	2,067	551

Corporate and other:
As reported	29	6	—	21	56	—
Less: reclassification to discontinued operations	(2)	(3)	(3)	(3)	(11)	(3)
As reclassified	27	3	(3)	(18)	45	(3)

Intersegment revenues	(15)	(15)	(15)	(17)	(62)	(19)
Total	$2,178	$2,148	$2,071	$2,308	$8,705	$2,230

Income (loss) before income tax
Risk and insurance brokerage services	$240	$208	$137	$134	$719	$249
Consulting	26	29	15	40	110	30
Insurance underwriting :
As reported	68	83	84	79	314	79
Less: reclassification to discontinued operations	(14)	(20)	(28)	(27)	(89)	(23)
As reclassified	54	63	56	52	225	56

Corporate and other:
As reported	(24)	(51)	(56)	(47)	(178)	(54)
Less: reclassification to discontinued operations	(2)	(3)	(3)	(3)	(11)	(3)
As reclassified	(26)	(54)	(59)	(50)	(189)	(57)
Total	$294	$246	$149	$176	$865	$278

Income from continuing operations before income tax - margins
Risk and insurance brokerage services	17.8%	15.6%	10.7%	9.3%	13.3%	17.9%
Consulting	8.4%	9.2%	5.1%	11.9%	8.8%	9.7%
Insurance underwriting
As reported	8.6%	10.2%	10.2%	10.4%	9.8%	9.4%
As reclassified	10.7%	12.3%	10.9%	9.7%	10.9%	10.2%

Total
As reported	12.6%	11.0%	7.5%	8.1%	9.8%	12.0%
As reclassified	13.5%	11.5%	7.2%	7.6%	9.9%	12.5%

Aon Corporation

Preliminary Condensed Consolidated Statements of Financial Position

	As of
(billions)	Jun. 30, 2006	Dec. 31, 2005
	(Unaudited)
ASSETS
Investments
Fixed maturities at fair value	$2.8	$2.8
Short-term investments	4.1	4.0
Other investments	0.5	0.5
Total investments	7.4	7.3
Cash	0.4	0.5
Receivables	10.3	9.1
Deferred Policy Acquisition Costs	0.6	0.5
Goodwill	4.4	4.2
Other Intangible Assets	0.1	0.1
Property and Equipment, net	0.5	0.5
Assets Held for Sale	4.1	3.9
Other Assets	2.2	1.7
TOTAL ASSETS	$30.0	$27.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Insurance Premiums Payable	$11.0	$9.4
Policy Liabilities
Future policy benefits	1.8	1.7
Policy and contract claims	1.6	1.6
Unearned and advance premiums and contract fees	0.5	0.5
Total Policy Liabilities	3.9	3.8
General Liabilities
General expenses	1.5	1.6
Notes payable	2.1	2.1
Pension, post-employment and post-retirement liabilities	1.6	1.5
Liabilities held for sale	3.5	3.3
Other liabilities	1.0	0.8
TOTAL LIABILITIES	24.6	22.5
Stockholders’ Equity	5.4	5.3
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$30.0	$27.8